CONFIDENTIAL

                                                      January 8, 1998

Mr. John B. Blystone
Chairman, President and Chief Executive Officer
SPX Corporation
700 Terrace Point Drive
Muskegon, MI  49443

Dear Mr. Blystone

I hereby acknowledge receipt of your January 6, 1998 letter informing me of the SPX filing under the Hart-Scott-Rodino Antitrust Improvements Act requesting clearance to acquire voting securities of Echlin Inc. valued in excess of $15 million. While I consider this a rather precipitous move, I have referred this notice to our teams of outside advisors.

I want to take this opportunity to reiterate our prior responses to your previous overtures: the proposed combination has neither business nor strategic rationale. The combination is clearly not in the best interest of the Echlin shareholders.

I trust that our deeper analysis of the drivers of the automotive aftermarket and the service repair industry will confirm the above. However, should it be necessary, please be advised that Echlin and its advisors stand ready to aggressively defend our shareholders interests.

                                                            Very truly yours,

                                                            /s/ Larry McCurdy


cc:  Mr. J. Kermit Campbell
     Ms. Sarah R. Coffin
     Mr. Frank A. Ehmann
     Mr. Edward D. Hopkins
     Mr. Charles E. Johnson
     Mr. Ronald L. Kerber
     Mr. Peter H. Merlin
     Mr. David P. Williams